Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of Essential 40 Stock ETF (formerly known as Essential 40 Stock Fund), a series of Northern Lights Fund Trust II, of our report dated July 30, 2025, relating to the financial statements and financial highlights of Essential 40 Stock ETF (formerly known as Essential 40 Stock Fund), appearing in the Form N-CSR for the year ended May 31, 2025, which are part of such Registration Statement.

We also consent to the references to our firm under the captions “Fund Service Providers,” “Financial Highlights,” “Other Service Providers,” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

September 24, 2025

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